Exhibit 4

Description of Registrant’s Securities

We are authorized to issue a total of 170,000,000 shares of capital stock, which consists of two classes of stock designated, respectively, as 150,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. As of March 31, 2024, 124,733,494 shares of our common stock were outstanding; and no shares of our preferred stock were outstanding. The following is a description of the material terms of our authorized securities.

Common Stock

Holders of our common stock are entitled to one (1) vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Subject to the rights of the holders of any preferred stock we may designate or issue in the future, or as may otherwise be required by law or our articles of incorporation, our common stock is our only class of securities entitled to vote in the election of directors and on all other matters presented to our stockholders. The common stock does not have cumulative voting rights or preemptive rights. Subject to the prior rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid, or set apart for payment, the full amounts necessary to satisfy any preferential or participating rights to which the holders of any outstanding series of preferred stock are entitled.

Preferred Stock

Our board of directors is authorized to issue preferred stock in one (1) or more series and, with respect to each series, to determine the preferences, rights, qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series.